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                                                                     EXHIBIT 3.3

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                          LIFE SCIENCES RESEARCH, INC.

                  FIRST: Life Sciences Research, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

                  SECOND: The Corporation was incorporated by the filing of its original charter with the Maryland State Department of Assessments and Taxation on July 19, 2001, and was amended by the filing of its first articles of amendment and restatement with the Maryland State Department of Assessments and Taxation on October 10, 2001. These Articles of Amendment and Restatement of the Corporation, which both restates and further amends the provisions of the corporation's charter, as amended, have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by the General Corporation Law of the State of Maryland (the "MGCL"). The charter of the corporation is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I

                                NAME AND ADDRESS

                  Section 1.01 The name of the Corporation is "Life Sciences Research, Inc." The principal office of the Corporation in Maryland is PMB #251, 211 East Lombard Street, Baltimore, Maryland 21202.

                                   ARTICLE II

                                 RESIDENT AGENT

                  Section 2.01 The address, including street, number and city of the registered office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202. The name of its resident agent at such address is The Corporation Trust Incorporated.

                                   ARTICLE III

                                     PURPOSE

                  Section 3.01 The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the MGCL.

                                   ARTICLE IV

                                      STOCK

                  Section 4.01 Authorized Stock. The Corporation shall be authorized to issue 60,000,000 shares of stock, of which 55,000,000 shares shall be shares of common stock, $0.01 par value per share ("Common Stock") and 5,000,000 shares shall be shares of preferred stock,
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$0.01 par value per share ("Preferred Stock"). The Common Stock shall be divided into two series, consisting of voting Common Stock ("Voting Common Stock") and non-voting Common Stock (Non-Voting Common Stock"), which shall have the voting powers, rights and privileges set forth in these Articles of Amendment and Restatement. Of the 55,000,000 shares of Common Stock, 50,000,000 shall be shares of Voting Common Stock and 5,000,000 shall be shares of Non-Voting Common Stock.

                  Section 4.02      Preferred Stock.

                                    (a) The Board of Directors of the
Corporation (the "Board of Directors" and each member thereof, a "Director") may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time and Section 4.02(b), the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT") (each, a "Preferred Stock Designation"). Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 4.02 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                                    (b) Notwithstanding anything to the contrary
in this Section 4.02, the holders of any class or series of Preferred Stock shall not have the right to vote separately as a class or series on any merger, consolidation, tender offer, sale of assets or other extraordinary transaction, or to elect separately as a class or series a majority of the members of the Board of Directors, except that such holders may be given the right to vote separately as a class or series, or together with any other similarly situated classes or series of Preferred Stock, upon (i) amendments to these Articles of Amendment and Restatement that would substantially adversely alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of such class or series of Preferred Stock or (ii) any merger or consolidation of the Corporation with or into another corporation that would substantially adversely alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of such class or series of Preferred Stock.

                  Section 4.03      Voting Common Stock.


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                                    (a) The Voting Common Stock shall be subject
to the express terms of the Preferred Stock and any series thereof. Each share of Voting Common Stock shall be equal to every other share of Voting Common Stock, except as otherwise provided herein or required by law.

                                    (b) Shares of Voting Common Stock authorized
hereby shall not be subject to preemptive rights. The holders of shares of Voting Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.

                                    (c) The holders of shares of Voting Common
Stock shall be entitled to one vote for each such share upon all proposals presented to the stockholders on which the holders of Voting Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Voting Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and, except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

                                    (d) Subject to the rights of any class or
series of stock having a preference over the Voting Common Stock as to dividends, the holders of the shares of Voting Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared on the Voting Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

                                    (e) In the event of any voluntary or
involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any class or series of stock having a preference over the Voting Common Stock as to dividends or upon liquidation, dissolution or winding up, the holders of shares of Voting Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Voting Common Stock held by them.

                                    (f) The Corporation shall be entitled to
treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                    (g) Each share of stock issued pursuant to
the original charter and prior to the adoption of these Articles of Amendment and Restatement shall, upon adoption of these Articles of Amendment and Restatement, automatically be converted into one share of Voting Common Stock.



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                  Section 4.04 Non-Voting Common Stock. The rights and
privileges of the Non-Voting Common Stock shall be identical in all respects to the Voting Common Stock, except the following:

                                    (a) Voting Rights. Except for the right to
vote as a class upon proposed amendments to these Articles of Amendment and Restatement that would substantially adversely alter or change the rights or privileges of the Non-Voting Common Stock, the Non-Voting Common Stock shall not have the right to vote in any matters affecting the Corporation.

                                    (b) Right to Convert. Any holder of
Non-Voting Common stock shall have the right to be exercised at the option of the holder thereof, to convert any or all shares of the holder's Non-Voting Common Stock into fully paid and nonassessable shares of Voting Common Stock at a conversion rate of 1:1.

                                    (c) Limitation on Conversion.
Notwithstanding anything to the contrary contained herein, shares of Non-Voting Common Stock shall not be convertible by a holder thereof to the extent (but only to the extent) that, if converted by such holder, any person would become the beneficial owner of more than 5.00% of the outstanding shares of Voting Common Stock as a result of such conversion. For the purposes of this Section 4.04, the definition of person, beneficial ownership and all determinations and calculations related thereto shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations.

                                    (d) Mechanics of Conversion.

                                    (i) In order for a holder of Non-Voting
Common Stock to convert some or all of its shares of Non-Voting Common Stock into shares of Voting Common Stock, such holder shall, 75 days prior to the date such holder wishes to effect such conversion, deliver written notice that such holder intends to convert some or all of its shares of Non-Voting Common Stock (the "Conversion Notice"). The Conversion Notice shall not be effective if, as a result of the conversion of shares of Non-Voting Stock identified in such notice, any person would become the beneficial owner of more than 5.00% of the outstanding shares of Voting Common Stock. Upon the expiration of the 75 day notice period, such holder shall surrender the certificate or certificates for such shares of Non-Voting Common Stock at the office of the Corporation. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or the holder's attorney duly authorized in writing. To the extent permitted by law and subject to the taking of any necessary action or making of any filing contemplated in Section 4.04(d)(ii), the date of receipt of such certificates by the Corporation shall be the conversion date (the "Conversion Date"). Assuming satisfaction of Section 4.04(c), the Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Non-Voting Common Stock, or to the holder's nominees, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled.


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                                    (ii) All shares of Non-Voting Common Stock
which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Voting Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon. Any shares of Non-Voting Common Stock so converted shall be retired and cancelled and shall not be reissued. Upon such retirement, the Corporation shall (i) decrease the number of shares of Non-Voting Common Stock designated hereby by an amount equal to the number of shares so retired and (ii) increase the number of shares of Voting Common Stock designated hereby by such number. The Secretary of the Corporation shall be, and hereby is, authorized and directed to file with the State of Maryland one or more Certificates of Increase or Decrease of Designated Shares to record any such decrease in designated Non-Voting Common Stock and increase in designated Voting Common Stock.

                                    (e) Unconverted Shares. In the event of the
conversion of less than all of the shares of Non-Voting Common Stock evidenced by a certificate surrendered in accordance with the procedures of this Section 4.04, the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of shares of Non-Voting Common Stock not converted.

                                    (f) Notices of Record Date. In the event (i)
any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or vote on any transaction or proposed event, or (ii) any reclassification or recapitalization of the stock of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send by facsimile or certified or registered mail, return receipt requested, postage prepaid, to each holder of Non-Voting Common Stock at the facsimile number or address provided by such holder at least 30 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or other distribution or vote and a description including the amount of such dividend or distribution or nature of the matter to be voted upon, (2) the date on which any such reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, (3) the time when the holders of record of Voting Common Stock (or other securities) shall be entitled to exchange their shares of Voting Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up, (which, with respect to holders of Non-Voting Common Stock, shall be within ten
(10) business days of the effective date of a reorganization or reclassification and as soon as practicable after such dissolution, liquidation or winding up), and (4) if available, the nature and amount of such securities or property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up.

                                    (g) Merger or Consolidation. In the event of
any merger or consolidation of the Corporation with or into another corporation in which there is a conversion or exchange of the Voting Common Stock for securities of the surviving corporation, then the holders of shares of Non-Voting Common Stock shall receive securities of the surviving corporation that are identical to the securities received by the holders of Voting Common Stock,

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except for the voting and conversion rights, which shall be identical to the voting and conversion rights set forth in this Section 4.04.

                  Section 4.05 Appraisal Rights. Pursuant to Section 3-202(c)(4) of the MGCL, the holders of Common Stock and Preferred Stock shall not be entitled to exercise the rights of an objecting stockholder.

                                    ARTICLE V

                                  INCORPORATOR

                  Section 5.01 The name and address of the incorporator, being at least eighteen years of age and forming the corporation under the laws of the State of Maryland, is as follows.

                                    Leonard Chazen
                                    1330 Avenue of the Americas
                                    New York, New York  10019-5400

                                   ARTICLE VI

                              ELECTION OF DIRECTORS

                  Section 6.01 Unless and except to the extent that the Bylaws of the Corporation (the "Bylaws") shall so require, the election of Directors of the Corporation need not be by written ballot.

                                   ARTICLE VII

                               BOARD OF DIRECTORS

                  Section 7.01 Initial Director. The number of Directors of the Corporation shall initially be one, which number may be increased pursuant to
Section 7.02 and the Bylaws of the Corporation. The name of the Director who shall act until the first meeting or until his successor is duly elected and qualified is Walter Stapfer.

                  Section 7.02 Number. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Voting Common Stock as to dividends or upon liquidation, dissolution or winding up, to elect additional Directors under specified circumstances, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board of Directors (but shall not be less than one), PROVIDED, HOWEVER, that the tenure of office of a Director shall not be affected by any decrease in the number of Directors so made by the Board of Directors.

                  Section 7.03 Stockholder Nomination of Director Candidates; Stockholder Proposal of Business. Advance notice of stockholder nominations for the election of Directors and of the proposal of business by stockholders shall be given in the manner provided in the Bylaws, as amended and in effect from time to time.

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                  Section 7.04 Newly Created Directorships and Vacancies. The
Corporation elects, at such time as such election becomes available under
Section 3-802(b) of the MGCL, that, except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Voting Common Stock as to dividends or upon liquidation, dissolution or winding up, to elect Directors under specified circumstances, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

                  Section 7.05 Removal. Subject to the rights of any class or series of stock having a preference over the Voting Common Stock as to dividends or upon liquidation, dissolution or winding up, to elect Directors under specified circumstances, any Director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

                  Section 7.06 Other Provisions. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of these Articles of Amendment and Restatement (including any Preferred Stock Designation). During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the entire Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

                  Section 7.07 Right to Increase or Decrease the Aggregate Number of Authorized Shares of Stock. The number of authorized shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the entire Board of Directors, without action


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by the stockholders, unless a vote of any such holders of any such class or series of Stock is required pursuant to any Preferred Stock Designation.

                  Section 7.08 Determinations by the Board of Directors. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

                                  ARTICLE VIII

                               AMENDMENT OF BYLAWS

                  Section 8.01 The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

                                   ARTICLE IX

                   EXTRAORDINARY ACTIONS; AMENDMENT OF CHARTER

                  Section 9.01 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

                  Section 9.02 Amendment of Charter. The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Amendment and Restatement, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles of Amendment and Restatement, of any shares of outstanding stock, and any other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article X, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to these Articles of Amendment and Restatement in its present form or as hereafter amended are granted subject to the right reserved in this Article.

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                                    ARTICLE X

                       LIMITED LIABILITY; INDEMNIFICATION

                  Section 10.01 Limited Liability of Directors and Officers. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. . Neither the amendment nor repeal of this
Section 10.01, nor the adoption or amendment of any other provision of these Articles of Amendment and Restatement or the Bylaws inconsistent with this
Section 10.01, shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal.

                  Section 10.02 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                  THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to these Articles of Amendment and Restatement was 1,000, consisting of 1,000 shares of common stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $10.

                  FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the these Articles of Amendment and Restatement is 60,000,000, consisting of 55,000,000 shares of Common Stock $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $600,000.

                  FIFTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



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                           IN WITNESS WHEREOF, the Corporation has caused these
Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 5th day of November, 2001.

ATTEST:                                           LIFE SCIENCES RESEARCH, INC.


     /s/ LAI CHOONG-PING                          By: /s/ WALTER STAPFER
Name:    Choong-Ping Lai                            Name: Walter Stapfer
Title:   Assistant Secretary                        Title: President


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